EXHIBIT 23.1

 August 11, 2020

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 8.01 of Ameri Metro, Inc. (the “Company”) Form 8-K dated August 10, 2020 about the impact of Susquehanna Mortgage Bankers Corp. operation results. We have no basis to disagree with the statements of the Company contained therein.

Very truly yours,

/S/ Weinstein International CPA